As filed with the Securities and Exchange Commission on June 8, 2006.

Registration No. 333-68248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST -EFFECTIVE AMENDMENT NO. 1

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMTOUCH SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Commtouch Software Ltd.

1A Hazoran Street

Poleg Industrial Park, P.O. Box 8511

Netanya 42504, Israel

c/o Commtouch Inc.

Devyani Patel, Vice President, Finance

1300 Crittenden Lane, Ste. 103

Mountain View, California 94043

(650) 864-2000

(Address, including zip code and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Gary Davis General Counsel & Secretary Commtouch Inc. 1300 Crittenden Lane, Suite 103 Mountain View, CA 94043 Tel: (650) 864-2000 Fax: (650) 864-2006	Aaron M. Lampert Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897 Israel Tel: 972-3-623-5000 Fax: 972-3-623-5005	Nathaniel M. Cartmell III Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, California 94120 (415) 983-1000

DEREGESTRATION OF UNSOLD SECURITIES

     On September 6, 2001, the Securities and Exchange Commission (the “Commission”) declared effective the Registration Statement on Form F-3 (File No. 333-68248) (the “Registration Statement”) filed by Commtouch Software Ltd. (the “Company”) and covering up to an aggregate of 1,406,612 of the Company’s ordinary shares, NIS 0.05 nominal value per share (“Ordinary Shares”), to be sold by certain selling security holders of the Company.

     Pursuant to the Company’s undertaking in Item 10 of Part II of the Registration Statement, the Company intends to remove from registration under the Registration Statement, including all amendments and exhibits thereto, the unsold portion of Ordinary Shares registered thereon. The Ordinary Shares were issued in connection with the Company’s acquisition in December 2000 of Wingra, Incorporated, a Wisconsin corporation, and were registered on the Registration Statement to fulfill a contractual obligation. This obligation further required the Company to maintain the effectiveness of the Registration Statement until the earlier of a) May 6, 2003 or b) such time as all Ordinary Shares offered under the Registration Statement have been sold. This period has expired.

     Accordingly, the Company hereby de-registers all Ordinary Shares registered pursuant to the Registration Statement that as of effectiveness of this Post-Effective Amendment No. 1 remain unsold thereunder.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 31, 2006.

Commtouch Software Ltd.

By:	/s/ Devyani Patel

Devyani Patel
Vice President, Finance
(Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gideon Mantel	Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2006

Gideon Mantel

/s/ Devyani Patel	Vice President, Finance (Principal Financial and Accounting Officer)	May 31, 2006

Devyani Patel

/s/ Ian Bonner	Executive Chairman of the Board	May 30, 2006

Ian Bonner

/s/ Amir Lev	Director	May 28, 2006

Amir Lev

/s/ Ofer Segev	Director	May 19, 2006

Ofer Segev

/s/ Nahum Sharfman	Director	May 19, 2006

Nahum Sharfman

/s/ Lloyd E. Shefsky	Director	May 23, 2006

Lloyd E. Shefsky

/s/ Devyani Patel	Authorized U.S. Representative	May 31, 2006

Devyani Patel